Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 28, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in measure of segment profitability discussed in the Segment Information note, as to which the date is October 10, 2017, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Micron Technology, Inc.’s Current Report on Form 8-K dated October 10, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 10, 2017